Exhibit (4)(b)

NYLU410
Allstate Life Insurance
Company of New York
A Stock Company

Home Office:  One Allstate Drive, Farmingville, New York  11738

Flexible Premium Deferred Variable Annuity


This Certificate is issued to customers of insurance agencies or broker/dealers that sell A I M mutual funds according to the terms of Master Policy number 64900044 issued by Allstate Life Insurance Company of New York to A I M Management Group, Inc. A I M Management Group, Inc. is called the Master Policyholder. This Certificate is governed by New York law.

Throughout this Certificate, "you" and "your" refer to the Certificate owner(s). "We", "us" and "our" refer to Allstate Life Insurance Company of New York.

Certificate Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The dollar amount of income payments or other values provided by this Certificate, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account. The smallest annual rate of net investment return on the Variable Account assets required to keep Variable Account income payments from decreasing is 4.10%. An annualized Certificate Maintenance Charge of $35 and 1.10% per year (assessed daily) will be deducted in equal parts from the Variable Account. For amounts in the Guaranteed Maturity Fixed Account, the withdrawal benefit, transfers to other sub-accounts and any periodic income payments may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed. Withdrawals will not be subject to a Market Value Adjustment during the 30 day period following the end of a guarantee period. Death benefits will not be subject to a negative Market Value Adjustment. This Certificate and Master Policy do not pay dividends. The tax status of this Certificate as it applies to the owner should be reviewed each year. PLEASE READ YOUR CERTIFICATE CAREFULLY. This is a legal contract between the Certificate owner and Allstate Life Insurance Company of New York. Return Privilege If you are not satisfied with this Certificate for any reason, you may return it to us or our agent within 10 days after you receive it. We will refund any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, plus any purchase payments allocated to the Fixed Account options. If this Certificate is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Certificate Value.

If you have any questions about your Allstate Life Insurance Company of New York variable annuity, please contact us at (800) 692-4682.



         Secretary                       Chief Executive Officer


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TABLE OF CONTENTS
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THE PERSONS INVOLVED.........................................................4

ACCUMULATION PHASE...........................................................5

PAYOUT PHASE................................................................10

INCOME PAYMENT TABLES.......................................................12

GENERAL PROVISIONS..........................................................16

DPN410
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ANNUITY DATA
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CERTIFICATE NUMBER:.............................................444444444

ISSUE DATE:..............................................January 15, 1998

INITIAL PURCHASE PAYMENT:......................................$10,000.00
                                                                      IRA

INITIAL ALLOCATION OF PURCHASE PAYMENT:

                                    ALLOCATED
                                   AMOUNT (%)

VARIABLE SUB-ACCOUNTS
        Sub-account A                    10%
        Sub-account B                    10%
        Sub-account C                    10%
        Sub-account D                    10%

                                                                     RATE
                                     ALLOCATED    GUARANTEED       GUARANTEED
                                     AMOUNT (%)   INTEREST RATE    THROUGH

GUARANTEED MATURITY FIXED ACCOUNT

3 Year Guarantee Period               10%             6.40%     01/15/2001
5 Year Guarantee Period               10%             7.00%     01/15/2003
7 Year Guarantee Period               10%             7.20%     01/15/2005
10 Year Guarantee Period              10%             7.35%     01/15/2008

DOLLAR COST AVERAGING FIXED ACCOUNT
1 Year Guarantee Period               10%             5.00%     01/15/1999

MINIMUM GUARANTEED RATE
        Dollar Cost Averaging Fixed Account:.....................3.00%

PAYOUT START DATE:....................................January 15, 2053

OWNER:........................................................John Doe
 ..............................................................Jane Doe

ANNUITANT:....................................................John Doe
        AGE AT ISSUE:...............................................35
        SEX:......................................................Male


BENEFICIARY                   RELATIONSHIP TO OWNER      PERCENTAGE
-----------                   ---------------------      ----------
Jane Doe                              Wife                   100%

CONTINGENT BENEFICIARY        RELATIONSHIP TO OWNER      PERCENTAGE
----------------------        ---------------------      ----------
Susan Doe                            Daughter                100%

NYLU410

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IMPORTANT TERMS
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This  certificate  uses a number of important terms that you may not be familiar with or have special meaning. The index below identifies the page that describes each term. Each term is bolded and underlined on the page indicated.

Term                                                        Page

Accumulation Phase                                            5
Accumulation Unit                                             7
Accumulation Unit Value                                       7
Administrative Expense Charge                                 8
Annual Statement                                             16
Annuitant                                                     4
Annuity Transfers                                            14
Annuity Unit Value                                           13
Beneficiary                                                   4
Certificate Maintenance Charge                                8
Certificate Value                                             7
Certificate Year                                              5
Charges                                                       8
Crediting Interest                                            6
Death Benefit                                                12
Death of Owner or Annuitant                                  11
Deferment of Payments                                        17
Dollar Cost Averaging Fixed Account                           6
Fixed Account Options                                         6
Fixed Amount Income Payments                                 13
Guaranteed Maturity Fixed Account                             6
Income Payments                                              13
Income Plans                                                 13
Incontestability                                             16

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Term                                                        Page
Investment Alternatives                                       5
Market Value Adjustment                                       9
Master Policy Amendment or Termination                       16
Misstatement of Age or Sex                                   16
Mortality and Expense Risk Charge                             8
Natural Person                                                5
Net Investment Factor                                         8
New Owner                                                     4
Owner                                                         4
Payout Phase                                                 12
Payout Start Date                                            12
Payout Terms and Conditions                                  14
Preferred Withdrawal Amount                                   9
Purchase Payments                                             5
Settlements                                                  16
Settlement Value                                             11
Taxes                                                         8
Transfers                                                     7
Valuation Period & Valuation Date                             7
Variable Account                                              5
Variable Account Modifications                               17
Variable Amount Income Payments                              13
Variable Sub-accounts                                         5
Withdrawal Charge                                             9
Withdrawal                                                    8

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THE PERSONS INVOLVED
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Owner  The  person  named  at the  time  of  application  is the  owner  of this
Certificate unless subsequently changed. As owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else.

You may exercise all rights stated in this Certificate, subject to the rights of any irrevocable beneficiary.

You may change the owner or beneficiary at any time. If the owner is a natural person, you may change the annuitant prior to the Payout Start Date. Once we have received a satisfactory written request for an owner, beneficiary or annuitant change, the change will take effect as of the date you signed it. We are not liable for any payment we make or other action we take before receiving any written request for a change from you.

You may not assign an interest in this Certificate as collateral or security for a loan. However, you may assign periodic income payments under this Certificate prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and received by us. We are not responsible for the validity of an assignment.

If the sole surviving owner dies prior to the Payout Start Date, the beneficiary becomes the new owner. If the sole surviving owner dies after the Payout Start Date, the beneficiary becomes the new owner and will receive any subsequent guaranteed income payments.

If more than one person is designated as owner:

|X| owner as used in this Certificate refers to all people named as owners, unless otherwise indicated;

|X|  any request to exercise ownership rights must be signed by all owners; and

|X| on the death of any person who is an owner, the surviving person(s) named as owner will continue as the new owner (see New Owner.).


New Owner The New Owner is the Owner determined immediately after death of the Owner. The New Owner is:

|X|      the surviving Owner
|X|      if no surviving Owner,  the beneficiary(ies) of a single Owner; or
|X|      the beneficiary(ies) of a sole surviving Owner


Annuitant The annuitant is the person named on the Annuity Data Page, but may be changed by the owner, as described above. The annuitant must be a living individual. If the annuitant dies prior to the Payout Start Date, the new annuitant will be:

|X|      the youngest owner; otherwise,

|X|      the youngest beneficiary.


Beneficiary The beneficiary is the person(s) named on the Annuity Data Page, but may be changed by the owner, as described above. We will determine the beneficiary from the most recent written request we have received from you. If you do not name a beneficiary or if the beneficiary named is no longer living, the beneficiary will be:

|X|      your spouse if living; otherwise

|X|      your children equally if living; otherwise



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|X|      your estate.

The beneficiary may become the owner under the circumstances described in the Owner and New Owner provision above.

The beneficiary may assign benefits under the Certificate, as described above, once they are payable to the beneficiary. We are bound by an assignment only if it is signed by the assignor and received by us. We are not responsible for the validity of an assignment.


Natural Person As used in this Certificate, natural person means a living individual or trust entity that is treated as an individual for Federal Income Tax purposes under the Internal Revenue Code.


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ACCUMULATION PHASE
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Accumulation  Phase Defined The "Accumulation  Phase" is the first of two phases during your Certificate. The Accumulation Phase begins on the issue date of the Certificate stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Certificate is terminated before that date.


Certificate Year "Certificate Year" is the one year period beginning on the issue date of the Certificate and on each anniversary of the issue date.


Purchase Payments The initial payment is shown on the Annuity Data Page. You may make subsequent Purchase Payments during the Accumulation Phase. The number of purchase payments is unlimited. The minimum subsequent Purchase Payment amount is $500. The maximum purchase Payment is $1,000,000 without prior approval. We reserve the right to reduce the minimum Purchase Payment amount. Any limits to Purchase Payments will be applied to all Owners and will be applied in a non-discriminatory manner.

We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation must equal 100%.

The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, simply by giving us written notice. Any change will be effective at the time we receive the notice.


Investment Alternatives The "Investment Alternatives" are the Sub-accounts of the Variable Account, the Sub-accounts of the Guaranteed Maturity Fixed Account, and the Dollar Cost Averaging Fixed Account shown on the application. We reserve the right to limit the availability of the Investment Alternatives. Any limit will be applied to all Owners and will be applied in a non-discriminatory manner.


Variable Account The "Variable Account" for this Certificate is the Allstate Life of New York Separate Account A. This account is a separate investment account to which we allocate assets contributed under this and certain other certificates. These assets will not be charged with liabilities arising from any other business we may have.


Variable Sub-accounts The Variable Account is divided into Sub-accounts. Each Sub-account invests solely in the shares of the mutual fund underlying that Sub-account.

Fixed Account Options The Fixed Account options are the Dollar Cost Averaging Fixed Account and the Sub-accounts of the Guaranteed Maturity Fixed Account. The Fixed Account Options are assets of the General Account.

Dollar Cost Averaging Fixed Account. Money in the Dollar Cost Averaging Fixed Account will earn interest for one year at the current rate in effect at the time of allocation to the Dollar Cost Averaging Fixed Account. Each Purchase Payment and associated interest in the Dollar Cost Averaging Fixed Account will be transferred automatically to other Investment Alternatives in equal monthly installments after the Owner selects the transfer dollar amount and the Investment Alternatives. The number of monthly installments must be no more than
12. At the end of 12 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to other Investment Alternatives as defined by the current Dollar Cost Averaging Fixed Account allocation. No amount may be transferred into the Dollar Cost Averaging Fixed Account.


Guaranteed Maturity Fixed Account The Guaranteed Maturity Fixed Account is divided into Sub-accounts. A Sub-account is identified by the Guarantee Period and the date the Guarantee Period begins. You create a Sub-account when:

|X|  you make a purchase payment; or

|X|  you select a new Guarantee Period after the prior Guarantee Period expires;
     or

|X| you transfer an amount from an existing Sub-account of the Variable Account, from another Sub-account of the Guaranteed Maturity Fixed Account, or from the Dollar Cost Averaging Fixed Account.

A Sub-account continues until the end of the Guarantee Period.

You must select the Guarantee Period for all purchase payments and transfers allocated to a Sub-account of the Guaranteed Maturity Fixed Account. If you do not select a Guarantee Period for a purchase payment or transfer, we will assign the shortest Guarantee Period available under the Certificate for such payment or transfer. Guarantee Periods are offered at our discretion and may range from one to ten years. We may change the Guarantee Periods available for future purchase payments or transfers allocated to the Guaranteed Maturity Fixed Account.

We will mail you a notice at least 15 but not more than 45 days prior to the expiration of the Guarantee Period of each Sub-account outlining the options available at the end of the Guarantee Period. During the 30 day period after a Guarantee Period expires you may:

|X| take no action and we will automatically apply the Sub-account value to a Guarantee Period of the shortest duration available to be established on the day the previous Guarantee Period expired; or

|X| notify us to apply the Sub-account value to a new Guarantee Period(s) to be established on the day the previous Guarantee Period expired; or

|X| notify us to apply the Sub-account value to any Sub-account of the Variable Account on the day we receive the notification; or

|X| receive a portion of the Sub-account value or the entire Sub-account value through a partial or full withdrawal that is not subject to a Market Value Adjustment; however, a Withdrawal Charge and taxes may apply. In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.




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Crediting  Interest We credit  interest  daily to money  allocated  to the Fixed
Account options at a rate which compounds over one year to the interest rate we guaranteed when the money was allocated. We will credit interest to the initial purchase payment from the issue date. We will credit interest to subsequent purchase payments from the date we receive them at a rate declared by us. We will credit interest to transfers from the date the transfer is made. The interest rate for the Fixed Account Options will never be less than the minimum guaranteed rate shown on the Annuity Data Page.


Transfers Prior to the Payout Start Date, you may transfer amounts between Investment Alternatives. You may make 12 transfers per Certificate Year without charge. Each transfer after the 12th transfer in any Certificate Year may be assessed a $10 transfer fee. Transfers are subject to the following restrictions.

|X| Any transfer from a Sub-account of the Guaranteed Maturity Fixed Account will be subject to a Market Value Adjustment unless:

     |X| the transfer occurs during the 30 day period after a Guarantee Period expires; or

     |X|  the transfer is made as part of a Dollar Cost Averaging program.

|X| At the end of 12 months from the date of a purchase payment allocation to the Dollar Cost Averaging Fixed Account, any remaining portion of the purchase payment and interest in the Dollar Cost Averaging Fixed Account will be allocated to other investment alternatives as defined by the current Dollar Cost Averaging Fixed Account allocation.

|X|  No amount may be transferred into the Dollar Cost Averaging Fixed Account.

We reserve the right to waive the transfer fees and restrictions contained in this Certificate. Any waiver of fees and/or restrictions will be applied to all Certificate holders and applied in a non-discriminatory manner.


Certificate Value On the issue date of the Certificate, the "Certificate Value" is equal to the initial purchase payment. After the issue date, the "Certificate Value" is equal to the sum of:

|X| the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus

|X|  the total value you have in the Dollar Cost Averaging Fixed Account; plus

|X|  the sum of Sub-account values in the Guaranteed Maturity Fixed Account.

If you withdraw the entire Certificate Value, you may receive an amount greater or less than the Certificate Value because a Market Value Adjustment, a Withdrawal Charge, income tax withholding, and a premium tax charge may apply.


Valuation Period and Valuation Date A "Valuation Period" is the time interval between the closing of the New York Stock Exchange on consecutive Valuation Dates. A "Valuation Date" is any date the New York Stock Exchange is open for trading.


Accumulation Units and Accumulation Unit Value Amounts which you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The Accumulation Unit Value for each Sub-account at the end of any Valuation Period is calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may go up or down. Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account will decrease the number of Accumulation Units for that Sub-account.

Net Investment Factor For each Sub-account of the Variable Account, the "Net Investment Factor" for a Valuation Period is (A) divided by (B), minus (C) where:

(A)  is the sum of:

     (1) the net asset value per share of the mutual fund underlying the Sub-account determined at the end of the current Valuation Period, plus

     (2) the per share amount of any dividend or capital gain distributions made by the mutual fund underlying the Sub-account during the current Valuation Period.

(B) is the net asset value per share of the mutual fund underlying the Sub-account determined as of the end of the immediately preceding Valuation Period.

(C) is the sum of the annualized Administrative Expense Charge and the annualized Mortality and Expense Risk Charge divided by the number of days in the current calendar year and then multiplied by the number of calendar days in the current Valuation Period.


Charges The charges for this Certificate include Administrative Expense Charges, Mortality and Expense Risk Charges, Certificate Maintenance Charges, transfer charges, and taxes. If a withdrawal is made, the Certificate may also be subject to a Withdrawal Charge and a Market Value Adjustment.


Administrative Expense Charge The annualized Administrative Expense Charge will never be greater than 0.10%. (See Net Investment Factor for a description of how this charge is applied.)


Mortality and Expense Risk Charge The annualized Mortality and Expense Risk Charge will never be greater than 1.00%. (See Net Investment Factor for a description of how this charge is applied.)

Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Certificate.


Certificate Maintenance Charge Prior to the Payout Start Date, a Certificate Maintenance Charge will be deducted from your Certificate Value on each Certificate anniversary. The charge is only deducted from the Sub-accounts of the Variable Account. The charge will be deducted on a pro-rata basis from each Sub-account of the Variable Account in the proportion that your value in each bears to your total value in all Sub-accounts of the Variable Account. A full Certificate Maintenance Charge will be deducted if the Certificate is terminated on any date other than a Certificate anniversary. The annualized charge will never be greater than $35 per Certificate Year. The Certificate Maintenance Charge will be waived if total purchase payments are $50,000 or more or if all money is allocated to the Fixed Account options on the Certificate anniversary.

After the Payout Start Date the Certificate Maintenance Charge will be deducted in equal parts from each income payment. The Certificate Maintenance Charge will be waived if the Certificate Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Taxes Any premium tax or income tax withholding relating to this Certificate may be deducted from purchase payments or the Certificate Value when the tax is incurred or at a later time.


Withdrawal You have the right to withdraw part or all of your Certificate Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If you withdraw the entire Certificate Value, the Certificate will terminate.

You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Certificate Value will be reduced by the amount paid to you and any applicable Withdrawal Charge, Market Value Adjustment, and taxes. A Certificate Maintenance Charge will also be deducted if the Certificate is terminated. Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.


Preferred Withdrawal Amount Each Certificate Year the Preferred Withdrawal Amount is equal to 15% of the Certificate Value as of the beginning of that Certificate Year. Each Certificate Year you may withdraw the Preferred Withdrawal Amount without any Withdrawal Charge or Market Value Adjustment. The Preferred Withdrawal Amount is allocated beginning with the longest guarantee period of the applicable Guaranteed Maturity Fixed Account. Any Preferred Withdrawal Amount which is not withdrawn in a year may not be carried over to increase the Preferred Withdrawal Amount available in a subsequent year.


Withdrawal Charge Withdrawals in excess of the Preferred Withdrawal Amount will be subject to a Withdrawal Charge as follows:

Payment Year:      1       2       3      4      5      6      7    8 and Later

Percentage:        7%      6%      5%     4%     3%     2%     1%   0%


For each purchase payment withdrawal, the "Payment Year" in the table is measured from the date we received the purchase payment.

To determine the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.

The Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year times that part of each purchase payment withdrawal that is in excess of the Preferred Withdrawal Amount, adjusted by a Market Value Adjustment.

Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.


Market Value Adjustment Activities in a Sub-account of the Guaranteed Maturity Fixed Account that may be subject to a Market Value Adjustment are withdrawals in excess of the Preferred Withdrawal Amount, transfers, and amounts applied to an income plan. An activity will be subject to a Market Value Adjustment unless:

|X|  it occurs during the 30 day period after a Guarantee Period expires; or

|X|  it is a transfer that is part of a Dollar Cost Averaging program.

A Market Value Adjustment is an increase or decrease in the amount reflecting changes in the level of interest rates since the Sub-account was established. As used in this provision, "Treasury Rate" means the U. S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. The Market Value Adjustment is based on the following:

         I = the Treasury Rate for a maturity equal to the Sub-account's Guarantee Period for the week preceding the establishment of the Sub-account;

         J = the Treasury Rate for a maturity of N years for the week preceding the receipt of the withdrawal request, transfer request, death benefit request, or Income Payment request. If a Note with a maturity of N years is not available, a weighted average will be used. If N is one year or less, J will be the 1-year Treasury Rate. In the event that the U.S. Treasury Note Constant Maturity weekly yield is no longer available, a suitable replacement index, subject to the approval of the New York Insurance Department, will be used.

         N = the number of whole and partial years from the date we receive the withdrawal, transfer, or death benefit request, or from the Payout Start Date, to the end of the Sub-account's Guarantee Period;


An adjustment factor is determined from the following formula:

                                .9 x (I - J) x N

The amount subject to a Market Value Adjustment that is deducted from a Sub-account of the Guaranteed Maturity Fixed Account is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment.

If interest rates increase significantly after a Guaranteed Maturity Fixed Account is established, the Market Value Adjustment could reduce the amount withdrawn to an amount that may result in an interest rate which is less than the minimum guaranteed rate.

Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules. This waiver is permitted only for withdrawals which satisfy distributions resulting from this Certificate.


                          Withdrawal Adjustment Example

         Issue Date:                                          January 1, 1999
         Initial Purchase Payment           $50,000
------------------- ---------------- ----------------- ---------------- ----------------- ------------------- --------------

                                                                                          Death    Benefit    Amount
------------------- ---------------- ----------------- ---------------- ----------------- ------------------- --------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------

                                     Contract Value                     Contract Value    Purchase         Maximum
                    Type of          Before            Transaction      After Occurrence  Payment Value    Anniversary
Date                Occurrence       Occurrence        Amount                                              Value
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------

1/1/99              Issue Date       $0.00             $50,000          $50,000           $50,000          36160
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------

------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------

1/1/06              Anniversary      $55,000           $0.00            $55,000           $50,000          $55,000
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------

------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------

7/1/06              Partial          $60,000           $15,000          $45,000           $37,500          $41,250
                    withdrawal
------------------- ---------------- ----------------- ---------------- ----------------- ---------------- -----------------



Purchase Payment Value Death Benefit

Partial Withdrawal Amount                                                                 (w)               $15,000

Contract Value Immediately Prior to Partial Withdrawal                                    (a)               $60,000

Value of Applicable Death Benefit Amount Prior to Partial Withdrawal                      (d)               $50,000

Withdrawal Adjustment                                                               [(w)/(a)]*(d)           $12,500

Adjusted Death Benefit                                                                                      $37,500



Maximum Anniversary Value Death Benefit

Partial Withdrawal Amount                                                                  (w)              $15,000

Contract Value Immediately Prior to Partial Withdrawal                                     (a)              $60,000

Value of Applicable Death Benefit Amount Prior to Partial Withdrawal                       (d)              $55,000

Withdrawal Adjustment                                                               [(w)/(a)]*(d)           $13,750

Adjusted Death Benefit                                                                                      $41,250




Settlement Value The Settlement Value is the same amount that would be paid in the event of a full withdrawal of the Certificate Value. We will calculate the Settlement Value at the end of the Valuation Period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death, whichever is earlier.


Death of Owner or Annuitant A benefit may be paid to the owner determined immediately after the death if, prior to the Payout Start Date:

|X|  any owner dies; or

|X|  the annuitant dies and the owner is not a natural person.

If the owner eligible to receive a benefit is not a natural person, the owner may elect to receive the benefit in one or more distributions. Otherwise, if the owner is a natural person, the owner may elect to receive a benefit either in one or more distributions or by periodic payments through an Income Plan.

A Death Benefit will be paid if:

|X| the owner elects to receive the Death Benefit within 180 days of the date of death, and

|X| payment is made as of the date we determine the value of the Death Benefit, as defined at the end of the Death Benefit provision.

Otherwise, the Settlement Value will be paid. In any event, the entire value of the Certificate must be distributed within five (5) years after the date of death unless an Income Plan is elected or a surviving spouse continues the Certificate in accordance with the following provisions. We reserve the right to extend the 180 day period when we will pay the Death Benefit.

If an Income Plan is elected, payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

|X|  the life of the owner; or

|X|  a period not to exceed the life expectancy of the owner; or

|X| the life of the owner with payments guaranteed for a period not to exceed the life expectancy of the owner.


If the surviving spouse of the deceased owner is the new owner, then the spouse may elect one of the options listed above or may continue the Certificate in the Accumulation Phase as if the death had not occurred. If the Certificate is continued in the Accumulation Phase, the following conditions apply:

|X| On the day the Certificate is continued, the Certificate Value will be the Death Benefit as determined at the end of the Valuation Period during which we received due proof of death.

|X| Prior to the Payout Start Date, the Death Benefit of the continued Certificate will be the greater of:

     |X| the sum of all purchase payments reduced by a withdrawal adjustment, as defined in the Death Benefit provision; or

     |X|  the Certificate Value on the date we determine the Death Benefit.

Death Benefit Except as defined above when the surviving spouse continues the Certificate, prior to the Payout Start Date, the Death Benefit is equal to the greatest of the following Death Benefit alternatives:

|X| the sum of all purchase payments reduced by a withdrawal adjustment, as defined below; or

|X|  the Certificate Value on the date we determine the Death Benefit; or

|X| the amount that would have been payable in the event of a full withdrawal of the Certificate Value on the date we determine the Death Benefit; or

|X| the Certificate Value on each Death Benefit Anniversary prior to the date we determine the Death Benefit, increased by any purchase payments made since that Death Benefit Anniversary and reduced by a withdrawal adjustment, as defined below.

The first Death Benefit Anniversary is the 7th Certificate anniversary. Subsequent Death Benefit Anniversaries are those Certificate anniversaries that are multiples of 7 Certificate Years, beginning with the 14th Certificate anniversary. For example, the 7th, 14th, and 21st Certificate anniversaries are the first three Death Benefit Anniversaries.

The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a) = the withdrawal amount.
         (b) = the Certificate Value immediately prior to the withdrawal.
         (c) = the value of the applicable Death Benefit alternative immediately prior to the withdrawal.

We will determine the value of the Death Benefit as of the end of the Valuation Period during which we receive a complete request for payment of the Death Benefit. A complete request includes due proof of death.



------------------------------------------------------------------------------

PAYOUT PHASE
------------------------------------------------------------------------------

Payout Phase Defined The "Payout Phase" is the second of the two phases during your Certificate. During this phase the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to the Income Plan you choose and is paid out as provided in that plan. In lieu of applying all or a portion of the Certificate Value to Income Plans 1 or 2 described below, you may elect to:

|X|  receive a withdrawal benefit as described in the Withdrawal provision; or

|X|  receive income payments for a specified period.

The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


Payout Start Date The "Payout Start Date" is the date the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.

The Payout Start Date must be on or before the annuitant's 90th birthday.

Income Plans An "Income Plan" is a series of payments on a scheduled basis to you or to another person designated by you. The Certificate Value on the Payout Start Date adjusted by any Market Value Adjustment and less any applicable taxes, will be applied to your Income Plan choice from the following list:

1. Life Income with Guaranteed Payments. We will make payments for as long as the annuitant lives. If the annuitant dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

2. Joint and Survivor Life Income with Guaranteed Payments. We will make payments for as long as either the annuitant or joint annuitant, named at the time of Income Plan selection, lives. If both the annuitant and the joint annuitant die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

3. Guaranteed Number of Payments. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the annuitant's life. The number of months guaranteed may be from 60 to 360.

We reserve the right to make available other Income Plans.


Income Payments Income payment amounts may vary based on any Sub-account of the Variable Account, "Variable Amount Income Payments", and/or may be fixed for the duration of the Income Plan, "Fixed Amount Income Payments". The method of calculating the initial payment is different for the two accounts. The
Certificate Maintenance Charge will be deducted in equal payments from each income payment. The Certificate Maintenance Charge will be waived if the Certificate Value on the Payout Start Date is $50,000 or more or if all payments are Fixed Amount Income Payments.


Variable Amount Income Payments Variable Amount Income Payments will vary to reflect the performance of the Variable Account. The portion of the initial income payment based upon a particular Variable Sub-account is determined by applying the amount of the Certificate Value in that Sub-account on the Payout Start Date, less any applicable premium tax, to the appropriate value from the Income Payment Table. This portion of the initial income payment is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine subsequent income payments. Unless transfers are made between Sub-accounts, each subsequent income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.


Annuity Unit Value The Annuity Unit Value for each Sub-account of the Variable Account at the end of any Valuation Period is calculated by:

|X| multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then

|X| dividing the result by 1.000 plus the assumed investment rate for the period. The assumed investment rate is an effective annual rate of 3%.


Fixed Amount Income Payments The income payment amount derived from any monies allocated to the Fixed Account options during the Accumulation Phase are fixed for the duration of the Income Plan. The Fixed Amount Income Payment is calculated by applying the portion of the Certificate Value in the Fixed Account options on the Payout Start Date, adjusted by any Market Value Adjustment and less any applicable premium tax, to the greater of the appropriate value from the Income Payment Table selected or such other value as we are offering at that time.

Annuity Transfers After the Payout Start Date, no transfers may be made from the Fixed Amount Income Payment. Transfers between Sub-accounts of the Variable Account, or from the Variable Amount Income Payment to the Fixed Amount Income Payment may not be made for six months after the Payout Start Date. Transfers may be made once every six months thereafter.


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

|X| If no purchase payments have been received for at least three years preceding the Payout Start Date, and either the Certificate Value is less than $2,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

     |X|  change the payment frequency to make the payment at least $20; or

     |X| terminate the Certificate and pay you the Certificate Value adjusted by any Market Value Adjustment and less any applicable taxes in a lump sum.

|X| If we do not receive a written choice of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be Life Income with Guaranteed Payments for 120 months.

|X| If you choose an Income Plan which depends on any person's life, we may require:

          |X|  proof of age and sex before income payments begin; and

          |X| proof that the annuitant or joint annuitant is still alive before we make each payment.

|X| After the Payout Start Date, the Income Plan cannot be changed and withdrawals cannot be made unless income payments are being made from the Variable Account under Income Plan 3. You may terminate the income payments being made from the Variable Account under Income Plan 3 at any time and withdraw their value, subject to Withdrawal Charges.

|X| If any owner dies during the Payout Phase, the remaining income payments will be paid to the successor owner as scheduled.



------------------------------------------------------------------------------

INCOME PAYMENT TABLES
------------------------------------------------------------------------------

The initial income payment will be at least the amount based on the adjusted age of the annuitant(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the Payout Start Date reduced by one year for each six full years between January 1, 1983 and the Payout Start Date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.

The annuity benefits applied for will be offered at rates not less than those offered to new immediate annuity applicants of the same class at the Payout Start Date.



Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
============================================================================================================================

                           Monthly Income Payment for each $1,000 Applied to this Income Plan
============================================================================================================================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

Annuitant's                               Annuitant's  Age                          Annuitant's
Age                   Male     Female                         Male     Female            Age          Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

       35             $3.43     $3.25             49          $4.15    $3.82              63          $5.52   $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61
       43               3.79      3.53            57            4.81     4.38             71        5.96
       44               3.84      3.58            58            4.92     4.46             72        6.78     6.13
       45               3.90      3.62            59            5.02     4.55             73            6.96     6.31
       46               3.96      3.67            60            5.14     4.65             74            7.13     6.50
       47               4.02      3.72            61            5.26     4.75             75            7.31     6.69
       48               4.08      3.77            62            5.39     4.86                           7.49     6.88
------------------- ---------------------- ---------------- ---------------------- ---------------- ========================

Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Month
==============================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================
-------------------- =========================================================================================================

                     Female Annuitant's Age
-------------------- =========================================================================================================
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============

      Male
   Annuitant's          35         40        45          50         55           60         65           70         75
       Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============

       35            $3.09      $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
       40              3.13       3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
       45              3.17       3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
       50              3.19       3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
       55              3.21       3.35       3.51       3.68       3.87        4.06       4.23         4.37        4.48
       60              3.23       3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
       65              3.24       3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
       70              3.24       3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
       75              3.25       3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- =============

Income Plan 3 - Guaranteed Number of Payments
--------------------------------- =============================================

                                  Monthly Income Payment for each
    Specified Period              $1,000 Applied to this Income Plan
--------------------------------- =============================================
--------------------------------- =============================================

        10 Years                                    $9.61
        11 Years                                     8.86
        12 Years                                     8.24
        13 Years                                     7.71
        14 Years                                     7.26
        15 Years                                     6.87
        16 Years                                     6.53
        17 Years                                     6.23
        18 Years                                     5.96
        19 Years                                     5.73
        20 Years                                     5.51
--------------------------------- =============================================

------------------------------------------------------------------------------

GENERAL PROVISIONS
------------------------------------------------------------------------------

The Entire Contract The entire contract consists of this Certificate, the Master Policy, the Master Policy application, any written applications, and any Certificate amendments and riders.

All statements made in a written application are representations and not warranties. No statement will be used by us in defense of a claim or to void the Certificate unless it is included in a written application.

We may not modify this Certificate without your consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law. Only our officers may change the Master Policy or this Certificate or waive a right or requirement. No other individual may do this.


Master Policy Amendment or Termination The Master Policy may be amended by us, terminated by us, or terminated by the Master Policyholder without the consent of any other person. No termination completed after the issue date of this Certificate will adversely affect your rights under this Certificate. Nothing in the Master Policy will invalidate or impair any rights of Certificate owners.


Incontestability We will not contest the validity of this Certificate after the issue date.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

|X| pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or

|X|  stop payments until the total payments are equal to the corrected amount.


Annual Statement At least once a year, prior to the Payout Start Date, we will send you a statement containing Certificate Value information. We will provide you with Certificate Value information at any time upon request. At least once in each contract year, we shall mail to the holder of this certificate under which benefit payments have not yet commenced a statement as of a date during such year as to the amount available to provide a paid-up annuity benefit, any cash surrender benefit, and any death benefit under the contract. The statement shall be addressed to the last post-office address of the certificateholder know to us as required by New York Insurance Law.


Settlements We may require that this Certificate be returned to us prior to any settlement. We must receive due proof of death of the owner or annuitant prior to settlement of a death claim. Due proof of death is one of the following:

|X|  a certified copy of a death certificate; or

|X| a certified copy of a decree of a court of competent jurisdiction as to a finding of death; or

|X|  any other proof acceptable to us.

Any paid-up annuity, cash surrender, withdrawal, or Death Benefit under this Certificate will not be less than the minimum benefits required by any statute of the state in which the Certificate is delivered.

Deferment of Payments We will pay any amounts due from the Variable Account under this Certificate within seven days, unless:

|X| the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

|X|  an emergency  exists as defined by the Securities and Exchange  Commission;
     or

|X| the Securities and Exchange Commission permits delay for the protection of Certificate holders.

We reserve the right to postpone payments or transfers from the Fixed Account options for up to six months. If we elect to postpone payments from the Fixed Account options for 10 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the withdrawal or transfer request is received by us to the date the payment or transfer is made.


Variable Account Modifications We reserve the right, subject to New York Insurance Law and applicable federal law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.

We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of another mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of funds for this Certificate.

In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the certificates, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended or it may be deregistered under such Act in the event such registration is no longer required.

Allstate Life Insurance Company of New York
One Allstate Drive, Farmingville, NY 11738
Service Address:  PO Box 94038
Palatine, IL 60094-4038





                          Dollar Cost Averaging Disclosure Form
               For Use With New York Policies, Contracts, and Certificates

Dollar Cost Averaging ("DCA") is a method of investing. A primary objective of DCA is to attempt to reduce the impact of short-term price fluctuations on your investment portfolio. If you elect DCA, approximately the same dollar amounts are transferred on a periodic basis (e.g., monthly) from your source Account (e.g., your chosen DCA program Account) to your selected Sub-account(s). By this method, more Accumulation Units are purchased when the value per Accumulation Unit is low and fewer Accumulation Units are purchased when the value per Accumulation Unit is high. Therefore, a lower average price per Accumulation Unit may be achieved over the long term. This method of investing allows you to take advantage of market fluctuations, but it does not assure a profit or protect against loss in declining markets.

Under our DCA program, you may allocate a contract contribution into a designated DCA Account(s) and pre-authorize transfers to any of the Sub-accounts over a time period. Each month, we will transfer amounts out of the DCA Account(s) into the Sub-accounts you selected.

The interest credited rate applied to assets remaining in the Dollar Cost Averaging Fixed Account(s) (the "DCA Account(s)") exceeds our actual earnings rate on supporting assets less appropriate risk and expense adjustments. We will recover amounts credited over amounts earned from the mortality and expense risk charges described in your Certificate. These charges do not increase as a result of allocating money to our DCA Account(s).

(This form must be submitted with the Application).


----------------------------                -----------------------------
Contract Owner Signature                    Date

-----------------------------               -----------------------------
Print Name                                  Social Security Number


-----------------------------               -----------------------------
Joint Owner Signature                       Date
(if applicable)

-----------------------------               -----------------------------
Print Name                                  Social Security Number


-----------------------------               -----------------------------
Agent Name                                  Date



NYLR328

NYLU411                                                          (6/98)
                                    Page 1



                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                          Enhanced Death Benefit Rider

Due to the variable nature of the Certificate, this Rider does not guarantee that the Enhanced Death Benefit will increase the Death Benefit found in the Certificate.


This rider was issued because you selected the Enhanced Death Benefit at the time you applied for this annuity.


Enhanced Death Benefit The Death Benefit provision of your Certificate is modified as follows:

If the owner is a living individual, the Enhanced Death Benefit applies only to the death of the owner. If the owner is not a living individual, the Enhanced Death Benefit applies only to the death of the annuitant.

The Death Benefit will be the greater of the values stated in your Certificate, or the value of the Enhanced Death Benefit.

The Enhanced Death Benefit will cease on the date we determine the value of the Death Benefit.

         Enhanced Death Benefit.

         At issue, the Enhanced Death Benefit
is equal to the initial purchase payment. After issue, the Enhanced Death Benefit is recalculated when a purchase payment or withdrawal is made or on a Certificate anniversary as follows:

         1. For purchase payments, the Enhanced Death Benefit is equal to the most recently calculated Enhanced Death Benefit plus the purchase payment.

         2.           For  withdrawals,  the Enhanced  Death Benefit is equal to
                      the  most  recently   calculated  Enhanced  Death  Benefit
                      reduced by a withdrawal adjustment defined below.

         3.           On  each  Certificate  anniversary,   the  Enhanced  Death
                      Benefit is equal to the greater of the Certificate Value or the most recently calculated Enhanced Death Benefit.

     In the absence of any withdrawals or purchase payments, the Enhanced Death Benefit will be the greatest of all Certificate anniversary Certificate Values on or prior to the date we calculate the Death Benefit.

     The Enhanced Death Benefit will be recalculated for purchase payments, withdrawals and on Certificate anniversaries until the oldest owner, or the annuitant if the owner is not a living individual, attains age 85.

         After age 85, the Enhanced Death Benefit will be recalculated only for purchase payments and withdrawals.



         Withdrawal Adjustment

         The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a)  =  the withdrawal amount.
         (b)  =  the Certificate Value immediately prior to the withdrawal.
         (c)  =  the most recently calculated Enhanced Death Benefit.


Mortality and Expense Risk Charge The Mortality and Expense Risk Charge provision of your Certificate is modified as follows:

The annualized Mortality and Expense Risk Charge of 1.00% is changed to 1.20%.

After the death of the owner, if the surviving spouse elects to continue the Certificate in the Accumulation Phase, then the annualized Mortality and Expense Risk Charge of 1.20% will be changed to 1.00%. The effective date of this change will be the date we determine the value of the Death Benefit.


Except as amended in this rider, the Certificate remains unchanged.




       Michael J. Velotta                           Louis G. Lower, II
            Secretary                               Chief Executive Officer

NYLU413                                                             (6/98)
                                     Page 1

                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                   Certificate Amendment for Joint Annuitants

     This amendment does not apply to tax qualified certificates.


The following changes are made to your Certificate because you elected joint annuitants at the time of application or changed the annuitant to joint annuitants as provided in the Owner provision of the Certificate.


I.   The Annuitant provision is modified as follows:

     Priorto the Payout Start Date joint annuitants may be named. The Primary Annuitant will be the youngest joint annuitant. On the death of the last surviving joint annuitant, a new annuitant will be determined as defined in the Annuitant provision of the Certificate.


II.  The Death of Owner or Annuitant provision is modified as follows:

     The following paragraph replaces the first paragraph of this provision if the Certificate is treated as an annuity contract under Section 72(u) of the Internal Revenue Code.

     A benefit may be paid to the owner determined immediately after the death if, prior to the Payout Start Date:

     o    any owner dies; or

     o    the Primary Annuitant dies and the owner is not a natural person.

     The following paragraph replaces the first paragraph of this provision if the Certificate is not treated as an annuity contract under Section 72(u) of the Internal Revenue Code.

     Prior to the Payout Start Date, a benefit may be paid on the death of the last surviving joint annuitant. Payment will be made to the owner determined immediately after the death.


III. The following replaces the second paragraph of the Payout Start Date provision:

     The Payout Start Date must be on or before the later of:

     o    the youngest annuitant's 90th birthday; or

     o    the 10th anniversary of the Certificate's issue date.


Except as amended in this amendment, the Certificate remains unchanged.







  Secretary                                  Chief Executive Officer